SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15 (D)
                                     of the
                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of Earliest Event Reported): March 17, 2006



                                  DONOBi, INC.
                                  ------------
             (Exact name of registrant as specified in its charter)



           Nevada                      33-20783-D                84-1064958
           ------                      ----------                ----------
(State or other jurisdiction    (Commission File Number)   (IRS Employer ID No.)
      of incorporation)

                                3256 Chico Way NW
                               Bremerton, WA 98312
                               -------------------
               (Address of principal executive offices) (Zip Code)


                                  (360-782-4477
                                  -------------
              (Registrant's telephone number, including area code)




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Item 3.02 Unregistered Sale of Equity Securities

     Effective March 17, 2006, we sold 7,500,000 Units to three (3) overseas investors for aggregate proceeds of $150,000 ($.02 per Unit), each Unit consisting of one (1) share of our Common Stock and one (1) right ("Right") to receive one share of Common Stock upon execution of the definitive Merger Agreement with GotaPlay Interactive, Inc., a Nevada corporation ("GII"). We had previously filed a report on Form 8-K advising of the signing of a letter of intent to engage in a merger with GII. In the event the definitive Merger
Agreement is not executed between us and GII by June 30, 2006, the Rights assigned to the Units shall terminate and we will not be obligated to issue any shares underlying the Rights to the purchasers of the Units. We also provided these investors with certain "piggyback" registration rights with respect to the shares included in the Units.

     We relied upon the exemption from registration provided by Regulation S promulgated under the Securities Act of 1933, as amended, to issue these securities.

     Also, effective March 17, 2006, we issued 3,000,000 shares of our Common Stock to one entity in consideration for forgiveness and in full payment of that certain Note payable owed by us, having a present balance of principal and interest of $105,000 ($.035 per share).

     Finally, effective March 17, 2006, we issued an aggregate of 700,000 shares of our Common Stock to four (4) individuals, including 250,000 shares to Mr. Clarke Whitney and 200,000 shares to Norm Johnson, each a director of our Company. These shares were issued in consideration for services rendered to us having an aggregate agreed value of $28,000, or $.04 per share.

     We relied upon the exemption from registration provided by Section 4/2 and/or Regulation D promulgated under the Securities Act of 1933, as amended, to issue the securities described in the previous two paragraphs.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 20, 2006
                                         DONOBi INC.
                                         (Registrant)


                                         By: s/ William M.Wright III
                                            ------------------------------------
                                            William M. Wright III, President